                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[x]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   DATUM INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   DATUM INC.

                                     [LOGO]

                                   9975 TOLEDO
                            IRVINE, CALIFORNIA 92618


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 4, 1998


To the Stockholders of Datum Inc.:

        Please take notice that the Annual Meeting of Stockholders of Datum Inc. (the "Company") will be held at the Company's corporate offices located at 9975 Toledo, Irvine, California, on Thursday, June 4, 1998, at 1:30 p.m. local time, for the following purposes:

               1. To elect three directors to Class II of the Company's Board of Directors to serve until the 2001 Annual Meeting of Stockholders;

               2. To consider and vote upon a proposal to approve and adopt an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares issuable thereunder by 200,000 shares; and

               3. To consider and vote upon a proposal to approve and adopt an amendment to the Company's 1994 Stock Incentive Plan to increase the maximum number of shares issuable thereunder by an amount, each year, equal to 2% of the number of shares of Common Stock outstanding as of the Company's fiscal year end; and

               4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        At the Annual Meeting, the Board of Directors intends to present Louis
B. Horwitz, Dan L. McGurk and Erik H. van der Kaay as the nominees for election to the Board of Directors.

        Only stockholders of record on the books of the Company at the close of business on April 17, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the Annual Meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies.

        If you return your proxy, you may nevertheless attend the Annual Meeting and, if you wish, vote your shares in person.

                                            By Order of the Board of Directors,

                                            DATUM INC.

                                            /s/ DAVID A. YOUNG
                                            -------------------------------
                                            David A. Young
                                            Secretary

Irvine, California
May 1, 1998

                                   DATUM INC.

                                     [LOGO]

                                   9975 TOLEDO
                            IRVINE, CALIFORNIA 92618

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 4, 1998

                                   ----------

                                 PROXY STATEMENT


                                   ----------


                             SOLICITATION OF PROXIES

        The accompanying proxy is solicited by the Board of Directors of Datum Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Company's executive offices located at 9975 Toledo, Irvine, California, on Thursday, June 4, 1998 at 1:30 p.m. local time, and at any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the nominees to the Board of Directors listed in the proxy, FOR the proposal to approve an amendment to the Company's 1994 Stock Incentive Plan to increase the number of shares issuable thereunder by 200,000 shares and FOR the proposal to approve an amendment to the Company's 1994 Stock Incentive Plan to increase the maximum number of shares issuable thereunder by an amount, each year, equal to 2% of the number of shares of Common Stock outstanding as of the Company's fiscal year end. Any stockholder has the power to revoke his proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the Annual Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Annual Meeting and voting in person by the person who executed the proxy.

        This Proxy Statement is being mailed to the Company's stockholders on or about May 1, 1998. The solicitation will be by mail and the cost will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

        Only holders of record of the 5,391,077 shares of the Company's Common Stock outstanding at the close of business on April 17, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on April 17, 1998.

        An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 17, 1998, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Company's directors, including the Company's Chief Executive Officer (the "CEO")
(iii) by each of the four other most highly compensated executive officers, other than the CEO (collectively the "Named Executive Officers"), and (iv) by all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                          PERCENT OF
                                            OUTSTANDING                    SHARES OF
                                           COMMON STOCK                 COMMON STOCK
                                           BENEFICIALLY                  BENEFICIALLY
NAME AND ADDRESS (1)                           OWNED                         OWNED
--------------------                      -------------                  -------------
State of Wisconsin Investment Board        312,100(2)                       5.8%
121 East Wilson Street
Madison, WI  53707

G. Tilton Gardner, Director                 36,000(3)                         *

R. David Hoover, Director                    3,500(3)                         *

Louis B. Horwitz, Director,                238,713(3)(5)                    4.4%
Chairman of the Board(4)

Michael M. Mann, Director                   55,000(3)(6)                    1.0%

Dan L. McGurk, Director                     36,000(3)                         *

Edward A. Money, Director                   44,000(3)                         *

Erik H. van der Kaay,                       30,000(8)                         *
Chief Executive Officer,
President and Director(7)

Heinz Badura, Vice President                23,397(3)(9)                      *

John (Jack) R. Rice, Vice President         20,992(3)(10)                     *

Raymond L. Waguespack, Vice President       14,135(3)                         *

David A. Young, Vice President              15,142(3)(11)                     *
and Chief Financial Officer

All Officers and Directors                 558,547(12)                      9.9%
 as a Group (14 persons)

----------

*Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 17, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the holders.

(2) Based upon Schedule 13G filed with the Securities and Exchange Commission on January 26, 1998.

(3) Included in the total number of shares listed are 2,500 shares for Mr. Hoover, 65,000 shares for Mr. Horwitz, 22,000 shares for Mr. McGurk, 26,000 for Mr. Money, 22,000 shares for Mr. Mann, 10,811 shares for Mr. Waguespack, 18,000 shares for Mr. Gardner, 20,000 shares for Mr. Rice, 12,500 shares for Mr. Young and 7,500 shares for Mr. Badura which may be acquired within sixty days of April 17, 1998 upon exercise of outstanding options.

(4) Mr. Horwitz resigned as Chief Executive Officer and President on April 6, 1998.

(5) Includes 5,194 shares held for the account of Mr. Horwitz in the Company's Savings and Retirement Plan. Does not include 25,000 shares owned by an adult child of Mr. Horwitz.

(6) Includes 33,000 shares that are subject to shared voting and investment powers. These shares are owned by Blue Marble Development Group, Inc. Defined Benefit Pension Plan and Trust, of which Mr. Mann and his spouse are co-trustees.

(7) Mr. van der Kaay was elected Chief Executive Officer, President and Director effective April 6, 1998.

(8) Represents shares of restricted Common Stock granted upon employment. (See "Executive Compensation - Severance and Consulting Agreements")

(9) Includes 897 shares held for the account of Mr. Badura in the Company's Savings and Retirement Plan.

(10) Includes 992 shares held for the account of Mr. Rice in the Company's Savings and Retirement Plan.

(11) Includes 1,124 shares held for the account of Mr. Young in the Company's Savings and Retirement Plan. Also includes 498 shares to which Mr. Young has shared voting or investment powers.

(12) Includes 256,486 shares which may be acquired within sixty days after April 17, 1998, upon exercise of outstanding options. Also includes 17,502 shares held for the account of officers and directors in the Company's Savings and Retirement Plan.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board is divided into three classes designated Class I, Class II and Class III. The term of each director included in Class II expires at this Annual Meeting and, consequently, the nominees listed below under the heading "Class II" are being presented for election as directors to hold office until the Annual Meeting of Stockholders in 2001. The term of office of each director included in Class III will continue until the Annual Meeting of Stockholders in 1999. The term of office of each director in Class I will continue until the Annual Meeting of Stockholders in 2000.

        Messrs. van der Kaay, Horwitz and McGurk are being presented by the Board for election as directors to serve as members of Class II until the Annual Meeting of Stockholders in 2001. Messrs. van der Kaay, Horwitz and McGurk are presently serving as directors of the Company. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the election of Messrs. van der Kaay, Horwitz and McGurk as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors. The persons receiving the highest number of votes will be elected as directors. Stockholders do not have the right to cumulate votes in the election of directors.

        Certain information as of April 17, 1998 with respect to the three nominees for election as directors and with respect to each director whose term of office continues is set forth below.

Name of Individual               Age         Positions Held
------------------               ---         --------------
CLASS I
R. David Hoover                  52          Director
Edward A. Money                  67          Director

CLASS II
Erik H. van der Kaay             57          Chief Executive Officer, President and Director
Louis B. Horwitz                 70          Chairman of the Board of Directors
Dan L. McGurk                    71          Director

CLASS III
G. Tilton Gardner                62          Director
Michael M. Mann                  58          Director

        R. David Hoover has been a director of the Company since March 1995. Mr. Hoover is currently Vice Chairman and Chief Financial Officer of Ball Corporation. From 1993 to 1995, he was Senior Vice President and Chief Financial Officer of Ball Corporation. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of Ball Corporation. In 1996, Mr. Hoover was elected a director of Ball Corporation. Mr. Hoover is currently a director of American National Bank, a national banking association. Mr. Hoover was appointed to the Board of Directors of the Company in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH from Efratom Holding, Inc., a wholly owned subsidiary of Ball Corporation, pursuant to the terms of the Stockholder's Agreement, dated March 1995, between the Company and Efratom Holdings, Inc. In June, 1997, after Ball Corporation sold all of the Datum shares it owned, Mr. Hoover was elected an independent director of the Company.

        Edward A. Money has been a director of the Company since May 1980. He has been the President of The Edward A. Money Corporation, a company supplying specialty automotive parts, since February 1982. He was Vice President-Finance, Treasurer and Secretary of the Company from February 1977 to February 1982.

        Erik H. van der Kaay has been a director and the President and Chief Executive Officer of the Company since April 1998. From 1990 to March 1998, he held various positions within Allen Telecom, a telecommunications equipment company, most recently as Executive Vice President. Mr. Van der Kaay is currently a director of RF Micro Devices, Inc., SSE Telecom and TranSwitch Corporation.

        Louis B. Horwitz has been a director of the Company since May 1975 and Chairman of the Board of Directors of the Company since October 1976. He served as President and Chief Executive Officer from October 1976 to April 1998. Prior to joining the Company, Mr. Horwitz was an independent management consultant, and an Executive Vice President of Xerox Data Systems, a manufacturer of computers. Mr. Horwitz is currently a director of Newport Corporation, a manufacturer of electro-optical components.

        Dan L. McGurk has been a director of the Company since May 1977. He has been a private investor and consultant since 1970. Mr. McGurk is Treasurer and Chairman of the Board of Southland Title Corporation. Prior to 1970, he was President of Xerox Data Systems, a manufacturer of computers, and from May 1976 to January 1977, he served as Associate Director of the Office of Management and Budget, Executive Office of the President of the United States. He is currently a director of Bowmar Instruments Corporation, a manufacturer of electrical and electro-mechanical parts and Newport Corporation, a manufacturer of electro-optical components.

        G. Tilton Gardner has been a director of the Company since 1976. Mr. Gardner is currently a managing director of Cruttenden Roth Incorporated, an investment banking firm. From February 1993 to January 1998 he served as Executive Vice President of Van Kasper and Company, an investment banking firm. From 1965 until 1988, he was associated with Morgan, Olmstead, Kennedy & Gardner Incorporated, an investment banking firm, serving as Chief Executive Officer and Chairman of the Board from 1976. In 1988, that company was combined with Wedbush Securities to form Wedbush Morgan Securities, of which Mr. Gardner served as Executive Vice President until February 1993.

        Michael M. Mann has been a director of the Company since May 1989. He has been a director and President of the Blue Marble Development Group, Inc., an international corporate development and consulting group, since its formation in 1988. Mr. Mann is also currently serving as Chairman of the Board of Management Technology, Inc., a developer of management systems software and as a director of Safeguard Health Enterprises, a corporation engaged in providing dental and vision plans. Mr. Mann also provides consulting services to state and federal governmental agencies and multi-national corporations and has served as a member of the Army Science Board. From mid-1987 to 1988, Mr. Mann was a senior consultant and director of Aerospace Industries Centre with Arthur D. Little Inc., an international consulting firm.

        The Board of Directors held five meetings during the fiscal year ended December 31, 1997, one of which was a special telephonic meeting for which no additional compensation was received. Each director attended at least 75% of all meetings of the Board of Directors and each committee on which that director served. Each member of the Board of Directors received $1,000 per month during the fiscal year ended December 31, 1997 for his services as a director. In addition, each nonemployee member of the Board of Directors received $500 for each meeting of the Board of Directors attended by that director and $250 for each meeting of a committee of the Board attended by that director, other than committee meetings held in conjunction with meetings of the Board of Directors. In addition, under the Company's 1994 Stock Incentive Plan, each incumbent director who is not an employee of the Company is automatically granted a non-qualified option to purchase 2,000 shares of the Company's Common Stock on the first business day of each calendar year. Such options (i) have an exercise price equal to the fair market value of the Common Stock on the date of grant,
(ii) vest in full one year from the date of grant and (iii) have a ten year term. Mr. Hoover was also granted a non-qualified stock option to purchase 10,000 shares of Common Stock upon election as an independent director in June 1997.

        The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee.

        The principal duties of the Audit Committee are (i) to recommend to the Board of Directors the selection of the Company's independent accountants, (ii) to discuss and review with the Company's independent accountants the audit plan, the auditors' report and management letter and the Company's accounting policies and (iii) to review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The Audit Committee held two meetings during the year ended December 31, 1997. The Audit Committee is comprised of Messrs. Gardner, McGurk, Money and Mann.

        The principal duties of the Compensation Committee are (i) to administer and approve the annual compensation rates of all officers and key employees of the Company, (ii) to administer the incentive compensation, stock award, stock option and other compensation plans of the Company and (iii) to make recommendations to the Board in connection with such plans. The Compensation Committee held two meetings during the year ended December 31, 1997. The Compensation Committee is comprised of Messrs. McGurk, Gardner and Mann. Donovan Hicks, who resigned as a director in June 1997, and Thomas O'Rourke, whose term as a director expired in June 1997, served on the Compensation Committee during a portion of 1997. Mr. Mann was appointed to the Compensation Committee in June 1997.

EXECUTIVE COMPENSATION

        The following table sets forth summary information concerning compensation of the Chief Executive Officer and the Named Executive Officers for services rendered to the Company in all capacities during the three fiscal years ended December 31, 1997, 1996 and 1995.

                                  SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                              AWARDS
                                                                           -----------
                                                           ANNUAL           SECURITIES
                                                       COMPENSATION          UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY($)    BONUS($)     OPTION(#)   COMPENSATION($)(1)
---------------------------                ----     -------     ---------   ------------  ------------------

Louis B. Horwitz(2)                        1997      275,000      172,000          -0-        3,756
   President, Chief Executive Officer      1996      247,000      203,000       40,000        4,043
   and Chairman of the Board               1995      222,000       75,000          -0-        5,006

Heinz Badura(3)                            1997      160,000       33,200       10,000        3,639
   Vice President of Datum Inc.            1996      150,000       45,000        5,000        3,811
   and President of Efratom Time           1995       90,000       50,000       15,000        2,247
   and Frequency, Inc.

John (Jack) R. Rice                        1997      160,000       28,500       10,000        2,923
   Vice President of Datum Inc.            1996      150,000      100,000        5,000        2,792
   and President of Austron, Inc.          1995      151,419       30,000          -0-        2,452

Raymond L. Waguespack                      1997      125,000       48,500        6,750        4,324
   Vice President of Datum Inc.            1996      117,500       31,000          -0-        2,934
   and President of International          1995      113,500          -0-        3,750        2,839
   Sales

David A. Young                             1997      145,000       50,100       10,000        4,356
   Vice President of Datum Inc.            1996      130,000       50,000        5,000        4,017
   and Chief Financial Officer             1995      120,000       30,000          -0-        3,490




(1) Amounts shown represent Company contributions under the Company's Savings and Retirement Plan for the listed executives.

(2) Salary amounts for Mr. Horwitz include director's fees of $12,000, $12,000 and $12,000 for the years 1997, 1996 and 1995, respectively. Mr. Horwitz resigned as President and Chief Executive Officer on April 6, 1998.

(3)   Mr. Badura resigned effective March 26, 1998.

OPTION MATTERS

        Option Grants. The following table sets forth certain information concerning grants of options to each of the Company's Named Executive Officers during the fiscal year ended December 31, 1997. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                              OPTION GRANTS IN LAST FISCAL YEAR


                                        INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                          --------------------------------------------------       VALUE AT ASSUMED
                           NUMBER OF    % OF TOTAL                                 ANNUAL RATES OF
                          SECURITIES      OPTIONS                                    STOCK PRICE
                          UNDERLYING     GRANTED TO                                 APPRECIATION FOR
                            OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION         OPTION TERM
NAME                       GRANTED(#)  FISCAL YEAR(1) PRICE($/SH)    DATE(2)       5%($)       10%($)
----                       --------    -------------  ----------    --------       ------      -------
Louis B. Horwitz               -0-        -0-             -0-          -0-           -0-          -0-
Heinz Badura                10,000        5.9%           21.00      2/27/2007      132,068      334,686
John (Jack) R. Rice         10,000        5.9%           21.00      2/27/2007      132,068      334,686
Raymond L. Waguespack        6,750        4.0%           21.00      2/27/2007       89,146      225,913
David A. Young              10,000        5.9%           21.00      2/27/2007      132,068      334,686


----------

(1) Options to purchase an aggregate of 170,750 shares of Common Stock were granted to employees, including the Named Executive Officers during the fiscal year ended December 31, 1997.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in four equal annual installments beginning February 27, 1998.

        Option Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's Named Executive Officers during the fiscal year ended December 31, 1997, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company's Common Stock ($14.3125 per share).

                        AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT FISCAL    IN-THE-MONEY OPTIONS AT
                              SHARES                                YEAR-END(#)                FISCAL YEAR-END($)
                             ACQUIRED        VALUE          ---------------------------   ---------------------------
NAME                      ON EXERCISE(#)   REALIZED($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------------   -----------      -----------   -------------   -----------   -------------

Louis B. Horwitz                 -0-            -0-            48,750         36,250        422,578        184,609
Heinz Badura                   7,500         95,625             1,250         21,250            -0-         33,516
John (Jack) R. Rice              -0-            -0-            12,500         17,500        118,438         53,438
Raymond L. Waguespack         13,688        506,403             6,000         10,812         45,609         27,320
David A. Young                 5,000        199,432             8,750         16,250         75,078         38,984


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has the responsibility for administering and approving compensation programs involving the Company's senior executives, including the Named Executive Officers. Compensation may include a base salary, a variable incentive bonus, stock options and/or stock grants. The Committee is composed of three independent, nonemployee directors.

        The Company's executive compensation program is based upon the following principles:

        o There must be an appropriate correlation that provides a direct tie between each executive's compensation and long-term stockholder value.

        o Compensation in all forms must be related to both the Company's overall results and the individual's performance in the execution of his or her responsibilities.

        o There must be a balance between cash incentive and equity compensation.

        o Compensation is designed to fall in the median to high range of that paid to comparable executives in other similarly-sized corporations, with particular dependence placed upon salaries listed in the surveys annually published by the American Electronics Association (the "Surveys"). Some, but not all, of the companies included in the Surveys are included in the Performance Graph on Pages 12-13 of this Proxy Statement.

        o Each compensation package must be designed to attract, retain and motivate appropriate executives.

        In applying the above principles to its review of an executive officer's compensation, the Committee subjectively reviews the performance of each executive officer but does not assign relative weights to any of the principles.

        The Company has not, and does not expect to, pay any compensation for which an expense deduction would be disallowed under Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the limitation of the deduction of compensation in excess of $1,000,000 to certain executive officers of publicly held companies. Any award under the Company's 1994 Stock Incentive Plan should be deemed performance-based compensation and, accordingly, should not be included in the calculation of an executive officer's compensation in determining the applicability of Section 162(m).

        The process of determining executive officer compensation for 1997, including the Chief Executive officer's compensation, was based upon the Company's 1997 results after consideration of the factors described above, and may be summarized as follows:

        o In February 1998, the Company's Chief Executive Officer prepared a detailed written analysis of the Company's performance for 1997 including a review of each of the operating divisions, and an analysis of each executive officer's performance in affecting the overall results. Consideration was given to net operating income, economic value added, growth, and development of new products. In addition, actual operating results, for each executive, were compared to specific assigned objectives which had been provided to them in written form early in 1997.

        o Using this information as a basis of performance, and considering the available comparable compensation information in the Surveys, the Chief Executive Officer prepared recommendations for modification to each subordinate executive officer's compensation package.

        o On March 4, 1998, the Compensation Committee met to analyze the information prepared for its review and considered the recommendations of the Chief Executive Officer with regard to all executive officer salaries, except that of the Chief Executive Officer.

        o After in-depth discussion and consideration of the information, the Committee examined three aspects of each executive officer's compensation:

                      -  Base pay and modification, if any.
                      -  Incentive consideration, if any.
                      -  Stock options and stock awards, if any.

        o After review of the available data and comparable incentive packages, the Compensation Committee awarded salary increases to each of the Company's officers, a bonus for 1997 based upon individual performance to each of the officers, and additional stock options to each of the officers, consistent with the Company's desire to provide a balance of current income and long-term performance-based incentive.

        o The Committee then considered these matters for the Chief Executive Officer (in his absence) and after discussion and consideration of the Company's performance, awarded an increase in salary, a bonus and a stock option.

        o The Committee then discussed the requirement to again establish clear and defined objectives for 1998 for each of the Company's officers. The Chairman indicated that these objectives would be submitted in written form for review by the Compensation Committee.

        In addition, the Committee held several telephonic meetings for the purpose of establishing a comprehensive compensation package for the Company's new President and Chief Executive Officer who ultimately joined the Company on April 6, 1998.

        The members of the Compensation Committee believe the Company's compensation programs are consistent with the Company goals and have been applied in a fair and even-handed manner in the best interests of the Company and its stockholders.

               Members of the Compensation Committee:

                      Dan L. McGurk, Chairman
                      G. Tilton Gardner
                      Michael M. Mann

PERFORMANCE GRAPH

        This graph compares the Company's cumulative total return to stockholders during the past five years with that of the NASDAQ Market Index and the S&P Communications Equipment Index published by Media General Financial Services, Inc. (a list of the companies comprising the S&P Communications Equipment Index will be sent to any shareholder upon request).

                 COMPARE 5 YEAR CUMULATIVE TOTAL, RETURN AMONG
               DATUM INC., NASDAQ MARKET INDEX AND S&P GROUP INDEX



                                     [Graph]


COMPANY            1992       1993       1994      1995      1996      1997
-------            ----       ----       ----      ----      ----      ----
DATUM INC          100        132.00    328.00    328.00    540.00    458.00
INDUSTRY INDEX     100         96.20    109.74    164.24    192.36    250.62
BROAD MARKET       100        119.95    125.94    163.35    202.99    248.30



        Assumes $100 invested on January 1, 1993 and assumes dividends reinvested.

SEVERANCE AND CONSULTING AGREEMENTS

        Effective as of March 7, 1986, the Company entered into an executive agreement with Louis B. Horwitz (the "Executive Agreement"). The Executive Agreement provides for the payment of benefits in the event that Mr. Horwitz's employment is terminated within three years subsequent to a "change in control" of the Company (as defined in the Executive Agreement) under certain circumstances. A "change in control" includes the ownership by any person of 30% or more of the combined voting power of the Company's outstanding securities and certain changes in the composition of the Company's Board of Directors. The benefits payable under the Executive Agreement are (i) an amount equal to three times the average of the aggregate annual compensation paid by the Company to Mr. Horwitz during the five calendar years preceding the change in control of the Company, (ii) the right for a period of three months following the employment termination to exercise all unexercised stock options, whether or not they have vested, and (iii) the automatic vesting of all restricted stock awarded to Mr. Horwitz. The foregoing benefits are to be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The benefits are payable on the date of termination of Mr. Horwitz's employment. Under the Executive Agreement, if such termination had occurred at the end of the fiscal year ended December 31, 1997, Mr. Horwitz would have received $1,042,000.

        On October 9, 1992, the Company entered into a consulting agreement with Mr. Horwitz (the "Consulting Agreement"). The Consulting Agreement provides for consulting services to be provided commencing on the retirement of Mr. Horwitz as an officer and employee of the Company and continues for twelve months thereafter and may be renewed at the Company's option for successive additional twelve month periods or any portion thereof. The Company anticipates that the initial term of the Consulting Agreement will commence in 1998. In the event of a "change of control" of the Company (as defined in the Executive Agreement) while the Consulting Agreement is in force, the term will be extended for a period of ten years from commencement. Under the Consulting Agreement, Mr. Horwitz is to provide such advice and consultation as the Company requests, including with respect to strategic planning, management, financial analysis, product planning and other corporate matters. As compensation, Mr. Horwitz will be paid $8,333.33 per day, plus travel expenses, and will be guaranteed a minimum of twelve days of service per year. In the event of death or disability prior to the end of the term of the Consulting Agreement, or any renewal term, and prior to a change of control of the Company, Mr. Horwitz, or his estate, shall be entitled to an amount equal to the fee for twelve days of consulting. In the event of death or disability after a change of control which results in an extension of the term, Mr. Horwitz, or his estate, will be entitled to the minimum annual payments for the balance of the term. The Consulting Agreement provides that it will be binding on successors on the Company's business.

        In connection with the appointment of Erik H. Van der Kaay as President and Chief Executive Officer of the Company, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Van der Kaay effective April 6, 1998. The Employment Agreement provides that Mr. Van der Kaay will serve as President and Chief Executive Officer and, so long as he is employed under the Employment Agreement, the Company will nominate and recommend his election as a member of the Board of Directors. The Employment Agreement provides for an annual base salary of $325,000, which shall be reviewed annually by the Compensation Committee. Mr. Van der Kaay is also entitled to participate in other management incentive compensation plans and will be entitled to a minimum bonus payment of $100,000 for the year ending December 31, 1998. In connection with his employment, Mr. Van der Kaay was granted options to purchase 120,000 shares of Common Stock under the Company's 1994 Stock Incentive Plan. The options have an exercise price of $13.75, the fair market value on April 6, 1998, and vest in four equal annual installments. In addition, Mr. Van der Kaay was granted 30,000 shares of Common Stock under the 1994 Stock Incentive Plan which are subject to forfeiture in the event his employment with the Company is terminated. Such shares will vest, and become non-forfeitable, over seven years, with vesting accelerated upon certain events. In the event Mr. Van der Kaay is terminated by the Company without cause within the first twelve months, he is entitled to severance pay equal to his then current monthly salary times the number of months from the date of termination to the end of twenty-four months following April 6, 1998. In the event such termination is twelve or more months following April 6, 1998, the severance amount equals his monthly salary times twelve.

                                   PROPOSAL 2

                  AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN TO
             INCREASE THE TOTAL NUMBER OF SHARES ISSUABLE THEREUNDER

        Subject to approval by the Company's stockholders, the Board of Directors has amended the 1994 Stock Incentive Plan to increase the number of shares of Common Stock issuable thereunder by 200,000 shares of Common Stock, bringing the total number of shares of Common Stock subject to the 1994 Stock Incentive Plan to 1,050,000 as of the date of the Annual Meeting, subject to the annual share increases thereafter as provided in the 1994 Stock Incentive Plan, as amended by Proposal 3 if such proposal is approved. All employees of the Company are currently eligible to participate in the 1994 Stock Incentive Plan. The additional shares available for issuance under the 1994 Stock Incentive Plan will give the Company increased flexibility in its continued use of equity incentives to attract, retain and motivate its officers, directors and key employees.

        The essential features of the 1994 Stock Incentive Plan are summarized below. The summary does not purport to be a complete description of the 1994 Stock Incentive Plan. The Company's stockholders may obtain a copy of the 1994 Stock Incentive Plan upon written request to the Secretary of the Company.

GENERAL NATURE AND PURPOSES

        The 1994 Stock Incentive Plan provides for the grant of options or restricted shares of the Company's Common Stock. Such grant may be made by the Company to its officers, directors and employees, and also to consultants, business associates and others with important business relationships with the Company. The number of shares available under the 1994 Stock Incentive Plan for issuance was initially 250,000 and is increased on the last day of each calendar year by 50,000 shares. In addition, on March 16, 1995 and again on June 5, 1997, the Company's stockholders approved additional increases of 200,000 shares. As a result, as of the date of the Annual Meeting there will be 850,000 shares authorized for issuance under the 1994 Stock Incentive Plan. No individual in any calendar year may presently receive options or restricted shares representing, in the aggregate, more than 150,000 shares. As of April 17, 1998, an aggregate of 826,550 shares of Common Stock were issued or committed for issuance upon exercise of granted options under the 1994 Stock Incentive Plan, leaving 23,450 remaining available for grant. In addition, options for an additional 140,487 shares of Common Stock remain outstanding under the Company's 1984 Stock Option Plan, which has terminated.

        The purposes of the 1994 Stock Incentive Plan are to ensure the retention of the services of existing executive personnel, key employees and nonemployee directors of the Company or its affiliates, to attract and retain competent new executive personnel and key employees, to provide incentive to all such personnel, employees and nonemployee directors to devote their utmost effort and skill to the advancement and betterment of the Company by permitting them to participate in the ownership of the Company and thereby in the success and increased value of the Company and to allow consultants, business associates and others with important business relationships with the Company the opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. As of the record date for the Annual Meeting, 13 executive officers and directors and approximately 573 employees were eligible to participate.

        As discussed in more detail below, in general, the granting of future stock options or rights to purchase shares under the 1994 Stock Incentive Plan are not determinable at this time. However, the 1994 Stock Incentive Plan does provide that nonemployee directors shall be granted, on the first day of each calendar year commencing in 1995, options to purchase 2,000 shares of Common Stock. Therefore, Messrs. McGurk, Gardner, Mann and Money received on January 1 of 1995, 1996, 1997 and 1998, options to purchase 2,000 shares of Common Stock. Mr. Hoover received options to purchase 2,000 shares of Common Stock on January 1, 1998. As of the record date for the Annual Meeting, options to purchase or grants of restricted stock in an aggregate amount of 811,800 shares (net of cancelled options) have been granted under the 1994 Plan to the following persons or groups: (i) Louis B. Horwitz, 50,000 shares; (ii) Heinz Badura, 30,000 shares; (iii) John (Jack) R. Rice, 35,000 shares; (iv) Raymond L. Waguespack, 15,500 shares; (v) David A. Young, 35,000 shares; and (vi) all current executive officers as a group, 375,500 shares, all current directors who are not executive officers, 44,000 shares, and all employees, including all current officers who are not executive officers, as a group, 392,300 shares.

        The 1994 Stock Incentive Plan is not subject to any of the provisions of ERISA and is not a qualified deferred compensation plan under Section 401(a) of the Code.

ADMINISTRATION

        The 1994 Stock Incentive Plan may be administered by the Board of Directors or by a Committee, at least two persons of which shall be directors of the Company who shall be appointed by, and serve at the pleasure of, the Board of Directors.

        Subject to the limitations on eligibility discussed below and the specific provisions of the 1994 Stock Incentive Plan, the Board of Directors or the Committee, as the case may be (hereinafter the administering body is referred to as the "Administrator"), has the full and final authority to determine the persons to whom, and the time or times at which, incentive options or nonqualified options shall be granted and restricted shares issued, the number of shares to be represented by each incentive option or nonqualified option and the number of restricted shares and the consideration to be received by the Company upon the exercise or issuance and other terms and conditions thereof. Determinations of the Administrator as to all matters of interpretation of the 1994 Stock Incentive Plan are final and binding upon all participants and prospective participants of the 1994 Stock Incentive Plan.

AMENDMENT AND TERMINATION OF THE 1994 STOCK INCENTIVE PLAN

        The Board of Directors may from time to time alter, amend, suspend or terminate the 1994 Stock Incentive Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent.

        Unless previously terminated by the Board of Directors, the 1994 Stock Incentive Plan will terminate on March 10, 2004.

ELIGIBILITY

        Incentive Options. Officers and other key employees of the Company (including directors if they also are employees of the Company), as may be determined by the Administrator, who qualify for incentive stock options under the applicable provisions of the Code, will be eligible for selection to receive incentive options under the 1994 Stock Incentive Plan.

        Nonqualified Options or Restricted Shares. Officers and other key employees of the Company, any member of the Board of Directors, whether or not he or she is employed by the Company, or consultants, business associates or others with important business relationships with the Company will be eligible to receive nonqualified options or restricted shares.

TERMS AND CONDITIONS OF OPTIONS AND RESTRICTED SHARES

        Exercise and Purchase Price. The exercise price of the shares of Common Stock covered by each nonqualified option granted and the purchase price of restricted shares under the 1994 Stock Incentive Plan shall be determined by the Administrator; provided, that the exercise price of the shares of Common Stock covered by each incentive option granted under the 1994 Stock Incentive Plan shall not be less than the fair market value of such shares on the date on which the incentive option is granted; and provided further, that the exercise price with respect to incentive options shall not be less than 110% of the fair market value if the person to whom shares are granted owns 10% or more of the outstanding stock of the Company.

        Payment. Payment for shares upon exercise of an option or upon issuance of restricted shares must be made in full at the time of exercise, or issuance with respect to restricted shares. The consideration payable upon exercise of an option shall, at the discretion of the Administrator, be paid: (i) in United States dollars payable in cash, check, or bank draft; (ii) subject to any legal restrictions on the acquisition or purchase of its shares by the Company, by the delivery of shares of Common Stock which shall be deemed to have a value to the Company equal to the aggregate fair market value of such shares determined at the date of such exercise; (iii) by the issuance of a promissory note in a form acceptable to the Administrator; (iv) by cancellation of indebtedness of the Company to the optionee; (v) by waiver of compensation due or accrued to the optionee for services rendered; (vi) provided that a public market for the Company's stock exists, through a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the optionee irrevocably elects to exercise his option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (vii) provided that a public market for the Company's stock exists, through a "margin" commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise his option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or (viii) by any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law, all as the Administrator shall in its discretion determine. The consideration payable upon purchase of restricted shares shall, at the discretion of the Administrator, be paid by any of the methods set forth in clauses (i), (iii), (iv) or (v) above or any combination of such methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

        Term of Options. The term of each option granted under the 1994 Stock Incentive Plan is determined by the Administrator at the time the option is granted; provided, however, that no option granted under the 1994 Stock Incentive Plan may have a term in excess of ten years; and provided further, that incentive options shall expire within a period of not more than five years if granted to a person who is the beneficial owner of 10% or more of the outstanding stock of the Company.

        Termination of Employment. In the event that an optionee who is an employee of the Company shall cease to be employed by the Company for any reason, including, without limitation, as a result of his or her death or disability, (i) all incentive and nonqualified options granted to any such optionee pursuant to the 1994 Stock Incentive Plan which are not exercisable at the date of such cessation shall terminate immediately and become void and of no effect, (ii) all incentive options granted to any such optionee pursuant to the 1994 Stock Incentive Plan which are exercisable at the date of such cessation may be exercised at any time within such period to be determined by the Administrator at the time of grant (which in the case of death or a disability may be a different period), but in any event no later than the date of expiration of the incentive option period, and if not so exercised within such time shall become void and of no effect at the end of such time; provided, however, that if any such incentive option is in fact exercised at any time after three (3) months following the date of such cessation (or one year in the case of death or disability), such option shall be a nonqualified option and not an incentive option and (iii) all nonqualified options granted to any such optionee pursuant to the 1994 Stock Incentive Plan which are exercisable at the date of such cessation may be exercised at any time within such period to be determined by the Administrator at the time of grant, but in any event no later than the date of expiration of the nonqualified option period, and if not so exercised within such time shall become void and of no effect at the end of such time.

        Limitation on Incentive Options. To the extent the aggregate fair market value of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year exceeds $100,000, such stock options representing such excess shall be nonqualified stock options.

AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

        In addition, under the 1994 Stock Incentive Plan, each director of the Company who is not an employee of the Company (a "non-employee director") is automatically granted nonqualified options to purchase 2,000 shares of Common Stock on the first business day of each calendar year, commencing in 1995. The options granted to non-employee directors (i) have an exercise price equal to the fair market value of the Common Stock on the date the options are granted;
(ii) have a term of ten (10) years; (iii) vest in full one year from the date of grant; and (iv) otherwise be subject to the terms and provisions of the 1994 Stock Incentive Plan. Notwithstanding any other term or provision contained in the 1994 Stock Incentive Plan, neither the Board of Directors nor the Committee may amend the amount, price or timing of the options granted under this provision more frequently than every six (6) months, except to comport with changes in the Code or ERISA, or the rules thereunder, or Rule 16b-3 promulgated under the Securities Exchange Act.

ADJUSTMENTS UPON CHANGES OF CAPITALIZATION AND REORGANIZATIONS

        In the event that the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation, or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%) or other change in the corporate structure of the Company while the 1994 Stock Incentive Plan is in effect, appropriate adjustments shall be made by the Board of Directors to the aggregate number and kind of shares subject to the 1994 Stock Incentive Plan, and the number and kind of shares and the price per share subject to outstanding incentive options, nonqualified options and restricted shares in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or restricted shares.

        In the event that the Company at any time proposes to sell substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which the Company is not the surviving corporation, or if the Company is the surviving corporation and the ownership of the outstanding capital stock of the Company following the transaction changes by 50% or more as a result of such transaction, the 1994 Stock Incentive Plan and all unexercised incentive options or nonqualified options granted thereunder and all offers to purchase restricted shares shall terminate, unless provision is made in writing in connection with such transaction for (i) the continuance of the 1994 Stock Incentive Plan and for the assumption of incentive options and nonqualified options theretofore granted, and all outstanding offers to purchase restricted shares, or the substitution for such incentive options, nonqualified options and offers to purchase restricted shares of new options covering, and new offers to purchase, shares of a successor corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the 1994 Stock Incentive Plan and the incentive options, nonqualified options and offers to purchase restricted shares theretofore granted or the new incentive options, nonqualified options and new offers to purchase restricted shares substituted therefor, shall continue in the manner and under the terms so provided or (ii) the substitution for the 1994 Stock Incentive Plan and all outstanding incentive options and nonqualified options of a program or plan to provide rights to the holders of such options to receive on exercise of such rights, the type and amount of consideration they would have received had they exercised all options prior to such transaction and less the aggregate exercise price of such options (which rights shall vest and be generally subject to the terms of such options in the case of unvested options). If such provision is not made in such transaction, then the Administrator shall cause written notice of the proposed transaction to be given to the persons holding incentive options, nonqualified options or rights of purchase not less than thirty (30) days prior to the anticipated effective date of the proposed transaction, and all incentive options, nonqualified options and rights of purchase shall be accelerated and, concurrent with the effective date of the proposed transaction, such persons shall have the right to exercise incentive options, nonqualified options and accept rights of purchase with respect to any or all shares then subject thereto. The Administrator shall have the right, with respect to any specific incentive option, nonqualified option or rights of purchase granted under the 1994 Stock Incentive Plan, to provide that all incentive options, nonqualified options, or rights of purchase shall be accelerated in any event upon the effective date of the proposed transaction.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain federal income tax consequences of participation in the 1994 Stock Incentive Plan.

        INCENTIVE OPTIONS.

        No taxable income will be recognized by an optionee under the 1994 Stock Incentive Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option and the subsequent disposition of the shares acquired also may result in items of "tax preference" for purposes of the "alternative minimum tax."

        If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at such time equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or certain other transfers of legal title of such stock before the expiration of either the one-year or two-year period described above will constitute a "disqualifying disposition" and be treated as a nonqualified option.

        Section 55 of the Code imposes an "alternative minimum tax" on an individual's income to the extent the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

        NONQUALIFIED OPTIONS.

        No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied.

        If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of Common Stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise.

        Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than the applicable statutory holding period.

        RESTRICTED STOCK.

        The receipt of restricted stock will not result in a taxable event to the Participant until the expiration of any repurchase rights retained by the Company with respect to such stock, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of purchase. If no repurchase rights are retained, or if a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. Even if the purchase price and the fair market value of the shares are the same (in which case there would be no ordinary income), a
Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. The election must be filed with the Internal Revenue Service not later than thirty (30) days after the date of transfer.

        If no Section 83(b) election is made or if no repurchase rights are retained, a taxable event will occur on each date the participant's ownership rights vest (e.g., when the Company's repurchase rights expire) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.


VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

        Approval of the proposed amendment to the 1994 Stock Incentive Plan to increase the total number of shares issuable thereunder will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE 1994 STOCK INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES ISSUABLE THEREUNDER

                                   PROPOSAL 3

                  AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN TO
     PROVIDE FOR AN AUTOMATIC ANNUAL INCREASE IN THE TOTAL NUMBER OF SHARES
          ISSUABLE THEREUNDER BY AN AMOUNT EQUAL TO TWO PERCENT OF THE
                       OUTSTANDING SHARES OF THE COMPANY

        Subject to approval by the Company's stockholders, the Board of Directors has amended the 1994 Stock Incentive Plan to increase the maximum number of shares of Common Stock issuable thereunder by an amount, each year, equal to 2% of the number of shares of Common Stock outstanding as of the Company's fiscal year end. If Proposal 2 herein is approved, the total number of shares of Common Stock subject to the 1994 Stock Incentive Plan will be 1,050,000 as of the date of the Annual Meeting. The 1994 Stock Incentive Plan currently provides for automatic annual share increases of 50,000 shares at the Company's fiscal year end. If this Proposal 3 is approved, the annual increases will become 2% of the outstanding shares of the Company at its fiscal year end. All employees of the Company are currently eligible to participate in the 1994 Stock Incentive Plan.

        Upon approval of the proposed amendment, as of the end of each successive fiscal year until termination of the 1994 Stock Incentive Plan, the number of shares available thereunder will increase by an amount equal to 2% of the total shares of Common Stock of the Company outstanding as of each such date. For purposes of illustration only, if the number of shares outstanding as of the end of the Company's fiscal year ending December 31, 1998 is 6,000,000, then the number of shares available for purposes of the 1994 Stock Incentive Plan will be increased as of December 31, 1998 by an additional 120,000 (2% of 6,000,000), and so forth as of the end of each fiscal year until the 1994 Stock Incentive Plan is terminated. The proposed amendment further provides that, notwithstanding the provision for annual increases in the number of shares available under the 1994 Stock Incentive Plan, the maximum number of shares which may be issued pursuant to incentive stock options granted thereunder may not exceed 1,800,000. No change is made to the existing provision of the 1994 Stock Incentive Plan that shares relating to any award which expires or lapses without being exercised, and shares of restricted stock which are forfeited to or repurchased by the Company, will again be available for use thereunder.

        The purpose of the proposed amendment is to alleviate the administrative costs of periodically seeking stockholder approval of incremental increases to the maximum number of shares available for awards, while maintaining comparable-to-stockholder-approved increments in the form of an annual percentage of the outstanding shares of Common Stock.

        The essential features of the 1994 Stock Incentive Plan are summarized under Proposal 2 herein. The summary does not purport to be a complete description of the 1994 Stock Incentive Plan. The Company's stockholders may obtain a copy of the 1994 Stock Incentive Plan upon written request to the Secretary of the Company.

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

        Approval of the proposed amendment to the 1994 Stock Incentive Plan to provide for an automatic annual percentage increase in the total number of shares issuable thereunder will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE 1994 STOCK INCENTIVE PLAN TO PROVIDE FOR AN AUTOMATIC ANNUAL PERCENTAGE INCREASE IN THE TOTAL NUMBER OF SHARES ISSUABLE THEREUNDER.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.


                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The firm of Price Waterhouse LLP, the Company's independent accountants for the fiscal year ended December 31, 1997, was selected by the Board of Directors, upon recommendation of the Audit Committee of the Board of Directors, to act in the same capacity for the fiscal year ending December 31, 1998.

        Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement if they so desire and respond to appropriate questions.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        All proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement before January 1, 1999, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with the meeting.


                                  ANNUAL REPORT

        The Company's Annual Report to Stockholders containing audited balance sheets as of the years ended December 31, 1997, 1996, and 1995 and audited statements of operations and changes of cash flows for the three years ended December 31, 1997, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                  OTHER MATTERS

        At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are properly presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                            DATUM INC.

                                            /s/ DAVID A. YOUNG
                                            -------------------------------
                                            David A. Young
                                            Secretary

Irvine, California
May 1, 1998

        COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, DATUM INC., 9975 TOLEDO WAY, IRVINE, CALIFORNIA 92618.

                              [FRONT OF PROXY CARD]



                                      PROXY
                                   Datum Inc.


                                     [LOGO]


                                 9975 Toledo Way
                            Irvine, California 92618


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Erik H. van der Kaay and David A. Young as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Datum Inc. held of record by the undersigned on April 17, 1998, at the Annual Meeting of Stockholders to be held on June 4, 1998 and at any adjournment or postponement thereof.

                              [BACK OF PROXY CARD]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE (1) ELECTION OF ALL NOMINEES LISTED BELOW, (2) FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES ISSUABLE THEREUNDER, AND (3) FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1994 STOCK INCENTIVE PLAN TO PROVIDE FOR AN AUTOMATIC ANNUAL PERCENTAGE INCREASE IN THE TOTAL NUMBER OF SHARES ISSUABLE THEREUNDER.


------------------------------------
           COMMON STOCK
--------------------------------------------------------------------------------------------------------------
(1)    Election of Directors to Class II:    Erik H. van der Kaay, Louis B. Horwitz and Dan L. McGurk

           FOR ALL
       nominees listed        WITHHOLD AUTHORITY         INSTRUCTION:  To withhold authority to vote for an
   (except as indicated to        to vote                individual nominee, write that nominee's name in the
     the contrary hereon)    for all nominees listed     space provided below:

            [ ]                       [ ]

--------------------------------------------------------------------------------------------------------------

(2)    Approval of the Amendment to the 1994 Stock Incentive Plan to increase the total number of shares issuable thereunder:

            FOR       AGAINST      ABSTAIN
            [ ]         [ ]           [ ]

--------------------------------------------------------------------------------------------------------------

(3) Approval of the Amendment to the 1994 Stock Incentive Plan to provide for an automatic annual percentage increase in the total number of shares issuable thereunder:

            FOR       AGAINST      ABSTAIN
            [ ]         [ ]           [ ]

--------------------------------------------------------------------------------------------------------------

(4)     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.





PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.


Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized director. If shares are held by a partnership, please sign in partnership name by an authorized person.


All other proxies heretofore given by the undersigned to vote shares of stock of Datum Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.


                             Dated:_________________________ 1998



                                                 Signature


                                                 Signature if held jointly